Exhibit 99

GORMAN-RUPP REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Mansfield, Ohio – July 24, 2026 – The Gorman-Rupp Company (NYSE: GRC) reports financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Highlights

•
Record net sales of $186.1 million increased 3.9%, or $7.1 million, compared to the second quarter of 2025
•
Record net income of $19.4 million, or $0.74 per share, compared to net income of $15.8 million, or $0.60 per share, for the second quarter of 2025
•
Adjusted EBITDA1 was $38.2 million and 20.5% of sales, an increase of $2.9 million, or 8.3%, over the second quarter of 2025

Net sales for the second quarter of 2026 were $186.1 million compared to net sales of $179.0 million for the second quarter of 2025, an increase of 3.9%, or $7.1 million. The increase was driven by volume growth as well as price increases taken in the first quarter of 2026. Sales increased $4.7 million in the construction market due to increased demand in mining and sales of rental equipment and $4.2 million in the agriculture market due to broad-based improvement across Fill-Rite's sales channels. In addition, sales increased $1.6 million in the industrial market and $0.9 million in the OEM market due to increased demand related to data centers. These increases were partially offset by sales decreases of $2.2 million in the fire suppression market primarily due to reduced international shipments, $1.1 million in the municipal market, $0.6 million in the repair market, and $0.4 million in the petroleum market.

Gross profit was $60.6 million for the second quarter of 2026, resulting in gross margin of 32.6%, compared to gross profit of $56.1 million and gross margin of 31.3% for the same period in 2025. The 130 basis point increase in gross margin was driven by improved margin on material including an 80 basis point improvement due to the realization of price increases and favorable product mix, as well as a 50 basis point reduction in LIFO costs.

Selling, general and administrative (“SG&A”) expenses were $27.1 million and 14.6% of net sales for the second quarter of 2026 compared to $26.0 million and 14.5% of net sales for the same period in 2025. SG&A expenses increased due to higher advertising expenses as well as increased freight out costs driven by increased sales.

Operating income was $30.4 million for the second quarter of 2026, resulting in an operating margin of 16.3%, compared to operating income of $26.9 million and an operating margin of 15.0% for the same period in 2025. The 130 basis point increase in operating margin was driven by price increase realization, favorable product mix, and a reduction in LIFO costs.

Interest expense was $4.7 million for the second quarter of 2026 compared to $6.0 million for the same period in 2025. The decrease in interest expense was due primarily to a decrease in outstanding debt.

Net income was $19.4 million, or $0.74 per share, for the second quarter of 2026 compared to net income of $15.8 million, or $0.60 per share, in the second quarter of 2025.

Adjusted EBITDA1 was $38.2 million and 20.5% of sales for the second quarter of 2026 compared to $35.3 million and 19.7% of sales for the second quarter of 2025.

Year to date 2026 Highlights

•
Net sales of $362.7 million increased 5.7%, or $19.7 million, compared to the first six months of 2025
•
Net income of $37.3 million, or $1.41 per share, compared to net income of $27.9 million, or $1.06 per share, for the first six months of 2025
•
Adjusted EBITDA1 was $73.7 million and 20.3% of sales, an increase of $8.7 million, or 13.5%, over the first six months of 2025
•
Total debt decreased $33.0 million through the first six months of 2026

Net sales for the first six months of 2026 were $362.7 million compared to net sales of $343.0 million for the first six months of 2025, an increase of 5.7%, or $19.7 million. Sales increased in the majority of our markets including a sales increase of $11.2 million in the construction market due to increased demand in mining and sales of rental equipment, $8.6 million in the agriculture market due to broad-based improvement across Fill-Rite's sales channels, $5.2 million in the industrial market due to increased domestic investment, $2.6 million in the OEM market and $1.9 million in the municipal market. Offsetting these increases was a decrease of $7.6 million in the fire suppression market primarily due to reduced international shipments. Sales also decreased $1.4 million in the repair market and $0.8 million in the petroleum market.

Gross profit was $118.0 million for the first six months of 2026, resulting in gross margin of 32.5%, compared to gross profit of $106.4 million and gross margin of 31.0% for the same period in 2025. The 150 basis point increase in gross margin included a 110 basis point improvement in margin on material driven by a 90 basis point improvement due to price increase realization and favorable product mix and a 20 basis point decrease in LIFO expense, as well as a 40 basis point improvement in leverage on labor and overhead expense resulting from increased sales.

SG&A expenses were $53.9 million and 14.9% of net sales for the first six months of 2026 compared to $51.1 million and 14.9% of net sales for the same period in 2025. SG&A expenses increased due to higher advertising expenses related to trade show activity, as well as increased freight out costs driven by increased sales.

Operating income was $57.9 million for the first six months of 2026, resulting in an operating margin of 16.0%, compared to operating income of $49.0 million and an operating margin of 14.3% for the same period in 2025. Operating margin in the first six months of 2026 increased 170 basis points compared to the same period in 2025 primarily driven by price increase realization, favorable product mix, and a reduction in LIFO costs, as well as improved leverage on labor and overhead expense resulting from increased sales.

Interest expense was $9.6 million for the first six months of 2026 compared to $12.2 million for the same period in 2025. The decrease in interest expense was primarily due to a decrease in outstanding debt.

Net income was $37.3 million, or $1.41 per share, for the first six months of 2026 compared to net income of $27.9 million, or $1.06 per share, for the first six months of 2025.

Adjusted EBITDA1 was $73.7 million and 20.3% of net sales for the first six months of 2026 compared to $65.0 million and 18.9% of net sales for the first six months of 2025.

Incoming orders for the first six months of 2026 were $370.8 million, an increase of 1.4%, or $5.1 million, compared to the same period in 2025. The Company’s backlog of orders was $239.7 million at June 30, 2026 compared to $224.4 million at June 30, 2025 and $244.0 million at December 31, 2025.

Net cash provided by operating activities for the first six months of 2026 was $62.5 million compared to $48.9 million for the same period in 2025. The increase in cash provided by operating activities in the first six months of 2026 compared to the same period last year was primarily due to increased net income. Capital expenditures for the first six months of 2026 were $7.9 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2026 are presently planned to be approximately $22.0 - $24.0 million. Total debt decreased $33.0 million during the first six months of 2026.

Scott A. King, President and CEO, commented, “Our strong start to the year continued into the second quarter. We are pleased with our record second quarter results, which included record net sales and earnings per share. Sales growth was broad-based across many of our markets, led by increased demand in construction and agriculture, as well as increased demand related to data centers across multiple end markets. Our margins remained strong in the second quarter and our earnings performance through the first half of 2026 helped generate solid operating cash flows. The strong cash flows allowed us to reduce total debt by $33.0 million during the first six months of 2026 while continuing to invest in the business. Incoming orders and backlog remained healthy, positioning us well for the second half of the year.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude non-cash LIFO2 expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which LIFO method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided below is a reconciliation of Adjusted EBITDA to its corresponding GAAP financial measures, which includes a description of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, retention of supplier and customer relationships and key employees, and the ability to service and repay indebtedness. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) growth through acquisitions; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) impairment in the value of intangible assets, including goodwill; (6) defined benefit pension plan settlement expense; (7) LIFO inventory method; and (8) family ownership of common equity; and general risk factors including (9) continuation of the current and projected future business environment; (10) highly competitive markets; (11) availability and costs of raw materials and labor; (12) cybersecurity threats; (13) artificial intelligence risk and challenges that can impact our business; (14) compliance with, and costs related to, a variety of import and export laws and regulations; (15) the impact of U.S. trade policy, including resulting tariffs; (16) environmental compliance costs and liabilities; (17) exposure to fluctuations in foreign currency exchange rates; (18) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (19) changes in our tax rates and exposure to additional income tax liabilities; and (20) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2026	2025	2026	2025
Net sales	$186,065	$179,045	$362,658	$342,994
Cost of products sold	125,458	122,992	244,691	236,609
Gross profit	60,607	56,053	117,967	106,385
Selling, general and administrative expenses	27,117	26,039	53,920	51,146
Amortization expense	3,080	3,102	6,159	6,202
Operating income	30,410	26,912	57,888	49,037
Interest expense	(4,659)	(5,990)	(9,626)	(12,192)
Other income (expense), net	(367)	(538)	(626)	(926)
Income before income taxes	25,384	20,384	47,636	35,919
Provision for income taxes	5,952	4,587	10,364	7,994
Net income	$19,432	$15,797	$37,272	$27,925
Earnings per share	$0.74	$0.60	$1.41	$1.06
Average number of shares outstanding	26,407,865	26,307,998	26,373,742	26,277,592

The Gorman-Rupp Company

Condensed Consolidated Balance Sheets (Unaudited)

	(unaudited)
(Dollars in thousands)	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$43,595	$35,083
Accounts receivable, net	107,775	88,378
Inventories, net	87,130	96,457
Prepaid and other	9,637	13,776
Total current assets	248,137	233,694
Property, plant, and equipment	133,293	134,131
Other assets	21,202	22,192
Goodwill and other intangible assets, net	463,819	470,038
Total assets	$866,451	$860,055
Liabilities and equity
Accounts payable	$29,927	$25,885
Current portion of long-term debt	—	23,125
Accrued liabilities and expenses	58,479	49,602
Total current liabilities	88,406	98,612
Pension benefits	4,529	5,149
Postretirement benefits	25,403	24,803
Long-term debt, net of current portion	274,998	284,406
Other long-term liabilities	31,681	32,362
Total liabilities	425,017	445,332
Shareholders' equity	441,434	414,723
Total liabilities and shareholders' equity	$866,451	$860,055

The Gorman-Rupp Company

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(Dollars in thousands)	2026	2025
Cash flows from operating activities:
Net income	$37,272	$27,925
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,073	13,937
LIFO expense	2,394	2,923
Pension expense	1,045	1,392
Stock based compensation	2,535	2,064
Contributions to pension plans	(1,239)	(1,224)
Amortization of debt issuance fees	591	591
Other	206	161
Changes in operating assets and liabilities:
Accounts receivable, net	(19,855)	(9,496)
Inventories, net	6,097	1,572
Accounts payable	4,265	2,559
Commissions payable	(431)	1,066
Deferred revenue and customer deposits	2,531	(485)
Income taxes	8,879	664
Accrued expenses and other	(3,207)	2,504
Benefit obligations	7,306	2,735
Net cash provided by operating activities	62,462	48,888
Cash flows from investing activities:
Capital additions	(7,862)	(5,977)
Other	177	59
Net cash used for investing activities	(7,685)	(5,918)
Cash flows from financing activities:
Cash dividends	(10,017)	(9,720)
Treasury share repurchases	(2,649)	(1,152)
Payments to banks for borrowings	(33,000)	(30,000)
Other	(61)	(59)
Net cash used for financing activities	(45,727)	(40,931)
Effect of exchange rate changes on cash	(538)	733
Net increase in cash and cash equivalents	8,512	2,772
Cash and cash equivalents:
Beginning of period	35,083	24,213
End of period	$43,595	$26,985

The Gorman-Rupp Company

Non-GAAP Financial Information

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Adjusted EBITDA:
Net income –GAAP basis	$19,432	$15,797	$37,272	$27,925
Interest expense	4,659	5,990	9,626	12,192
Provision for income taxes	5,952	4,587	10,364	7,994
Depreciation and amortization expense	7,080	6,974	14,073	13,937
Non-GAAP earnings before interest, taxes, depreciation and amortization	37,123	33,348	71,335	62,048
Non-cash LIFO expense	1,078	1,928	2,394	2,923
Non-GAAP adjusted EBITDA:	$38,201	$35,276	$73,729	$64,971